Exhibit 23.1


                    CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
TV Guide, Inc.:





     We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of
TV Guide, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of TV Guide, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, and related financial statement schedule, which report is included in the December 31, 1999 Annual Report on Form 10-K of TV Guide, Inc.




                                     KPMG LLP


Tulsa, Oklahoma
March 24, 2000


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